                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               Original Filing
                                   ------

                      LASER MORTGAGE MANAGEMENT, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 51806D100
                     ----------------------------------
                              (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 2 of 13 Pages
-------------------------                            -------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     K Capital Partners, LLC
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       924,500 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    924,500 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     924,500 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.21%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     OO
-------------------------------------------------------------------------------

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 3 of 13 Pages
-------------------------                            -------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     K Capital Offshore Master Fund (U.S. Dollar), L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Cayman Islands
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       85,712 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    85,712 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     85,712 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.48%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 4 of 13 Pages
-------------------------                            -------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     K Capital I, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       43,632 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    43,632 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     43,632 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.25%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 5 of 13 Pages
-------------------------                            -------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     K Capital II, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       657,136 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    657,136 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     657,136 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     3.71%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 6 of 13 Pages
-------------------------                            -------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Harwich Capital Partners, LLC
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       924,500 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    924,500 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     924,500 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.21%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     OO
-------------------------------------------------------------------------------

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 7 of 13 Pages
-------------------------                            -------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Thomas Knott
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       924,500 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    924,500 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     924,500 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.21%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 8 of 13 Pages
-------------------------                            -------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Abner Kurtin
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       924,500 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    924,500 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     924,500 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.21%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 9 of 13 Pages
-------------------------                            -------------------------

ITEM 1.

    (a)   NAME OF ISSUER

          Laser Mortgage Management, Inc.
          ---------------------------------------------------------------------
    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          51 John F. Kennedy Parkway
          Short Hills, New Jersey 07078
          ---------------------------------------------------------------------

ITEM 2.

    (a)   NAME OF PERSON(S) FILING:

          K Capital Partners, LLC (General Partner)
          K Capital I, L.P. (Limited Partnership)
          K Capital II, L.P. (Limited Partnership)
          K Capital Offshore Master Fund (U.S. Dollar), L.P. (Limited
             Partnership)
          Harwich Capital Partners LLC (Managing Member of General Partner) Thomas Knott (Managing Member)
          Abner Kurtin (Managing Member)

          ---------------------------------------------------------------------
    (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          Each of the above Reporting Persons (except K Capital Offshore Master Fund (U.S. Dollar), L.P.) have their business address at:

          441 Stuart Street, 6th Floor
          Boston, MA  02116

          K Capital Offshore Master Fund (U.S. Dollar), L.P. has a registered office at:

          Citco Fund Services (Cayman Islands) Limited
          Corporate Centre
          West Bay Board, P. O. Box 31106 SMB
          Grand Cayman, Cayman Islands

          ---------------------------------------------------------------------
    (c)   CITIZENSHIP

          Mr. Knott and Mr. Kurtin are United States Citizens. The General Partner, K Capital I, L.P., K Capital II, L.P. and Managing Member were incorporated in Delaware. K Capital Offshore Master Fund (U.S. Dollar), L.P. was incorporated in the Cayman Islands.

          ---------------------------------------------------------------------
    (d)   TITLE OF CLASS OF SECURITIES

          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP NUMBER

          CUSIP No. 51806D100
          ---------------------------------------------------------------------

ITEM 3.   STATUS IF FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C):

          If this statement is filed pursuant to Rule 13d-1(c), check this box
          /X/

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 10 of 13 Pages
-------------------------                            -------------------------

ITEM 4.  OWNERSHIP(1)

         As of September 16, 1999, the Partnerships may be deemed to beneficially own 924,500 shares of common stock of Laser Mortgage Management, Inc. Based upon their being 17,733,183 shares of Common Stock outstanding, the shares of Common Stock which the Partnerships may be deemed to beneficially own represents approximately 5.213% of the outstanding shares of Common Stock of Laser Mortgage Management, Inc.

         (a)   Amount Beneficially Owned:  924,500

         (b)   Percent of Class:  5.213%

         (c)   Number of Shares as to which the person has:

               (i)   Sole power to vote or to direct the vote:  924,500

               (ii)  Shared power to vote or to direct the vote: 924,500

               (iii) Sole power to dispose or to direct the disposition of:
                     924,500

               (iv)  Shared power to dispose or to direct the disposition of:
                     924,500


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

----------------------
         (1) As of September 16, 1999.

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 11 of 13 Pages
-------------------------                            -------------------------

         Not Applicable


ITEM 10. CERTIFICATION

              By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 12 of 13 Pages
-------------------------                            -------------------------

                                    SIGNATURE

               After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

               Executed as a sealed instrument this 17th day of September, 1999.

                                 K Capital I, L.P.

                                 By:   /S/ THOMAS KNOTT
                                       --------------------------------------
                                       K Capital Partners, LLC, General
                                       Partner by: Harwich Capital
                                       Partners LLC, its Managing
                                       Members, by Thomas Knott, its
                                       Managing Member

                                 K Capital II, L.P.

                                 By    /S/ THOMAS KNOTT
                                       --------------------------------------
                                       K Capital Partners, LLC, General
                                       Partner by: Harwich Capital
                                       Partners LLC, its Managing
                                       Members, by Thomas Knott, its
                                       Managing Member

                                 K Capital Offshore Master Fund
                                 (U.S. Dollar), L.P.

                                 By:   /S/ THOMAS KNOTT
                                       --------------------------------------
                                       K Capital Partners, LLC, General
                                       Partner by: Harwich Capital
                                       Partners LLC, its Managing
                                       Members, by Thomas Knott, its
                                       Managing Member

                                 K Capital Partners, LLC

                                 By:   /S/ THOMAS KNOTT
                                       --------------------------------------
                                       Harwich Capital Partners, LLC
                                       by Thomas Knott, its
                                       Managing Member

-------------------------                            -------------------------
CUSIP No. 51806D100                 13G                Page 13 of 13 Pages
-------------------------                            -------------------------



                                 Harwich Capital Partners, LLC

                                 By:   /S/ THOMAS KNOTT
                                       --------------------------------------
                                       Thomas Knott, its
                                       Managing Member

                                 /S/ THOMAS KNOTT
                                 -------------------------------------
                                 Thomas Knott

                                 /S/ ABNER KURTIN
                                 -------------------------------------
                                 Abner Kurtin

                                                                     EXHIBIT 1

                                    AGREEMENT

               Pursuant to rule 13d-1(k)(1) under the securities exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common stock of Laser Mortgage Management, Inc.

               EXECUTED as a sealed instrument this 17th day of September, 1999.

                                 K Capital I, L.P.

                                 By:   /S/ THOMAS KNOTT
                                       -----------------------------------
                                       K Capital Partners, LLC, General
                                       Partner by: Harwich Capital
                                       Partners LLC, its Managing
                                       Members, by Thomas Knott, its
                                       Managing Member

                                 K Capital II, L.P.

                                 By:   /S/ THOMAS KNOTT
                                       ------------------------------------
                                       K Capital Partners, LLC, General
                                       Partner by: Harwich Capital
                                       Partners LLC, its Managing
                                       Members, by Thomas Knott, its
                                       Managing Member

                                 K Capital Offshore Master Fund
                                 (U.S. Dollar), L.P.

                                 By:   /S/ THOMAS KNOTT
                                       -------------------------------------
                                       K Capital Partners, LLC, General
                                       Partner by: Harwich Capital
                                       Partners LLC, its Managing
                                       Members, by Thomas Knott, its
                                       Managing Member

                                 K Capital Partners, LLC

                                 By:   /S/ THOMAS KNOTT
                                       -------------------------------------
                                       Harwich Capital Partners, LLC
                                       by Thomas Knott, its
                                       Managing Member

                                 Harwich Capital Partners, LLC

                                 By:   /S/ THOMAS KNOTT
                                       --------------------------------------
                                       Thomas Knott, its
                                       Managing Member

                                 /S/ THOMAS KNOTT
                                 -------------------------------------
                                 Thomas Knott

                                 /S/ ABNER KURTIN
                                 -------------------------------------
                                 Abner Kurtin